Exhibit 10.38

August 31, 2004

Mr. John Mitola
Electric City Corporation
1280 Landmeier Road
Elk Grove Village, Illinois 60007

Dear Mr. Mitola:

This letter will confirm our agreement (“Agreement”) that Delano Group Securities, LLC (“Advisor”) is authorized to represent Electric City Corporation and its affiliates and related entities (collectively, the “Company”) and to assist the Company as its financial advisor on the terms and conditions set forth herein. This Agreement shall become effective upon the execution hereof by both Advisor and the Company.

1.	Performance of Services. In its capacity as financial advisor, Advisor will assist the Company by undertaking the following activities, to the extent that such activities are required by the status of a project. The services being provided by Advisor hereunder are being rendered solely to the Board of Directors of the Company (the “Board”). These services are not being rendered by Advisor as an agent or as a fiduciary of the shareholders of the Company, and Advisor shall not have any obligation or liability with respect to its services hereunder to such shareholders or any other person, firm or corporation.

A.	Financial Advisory. Advisor shall make itself available to consult with the Board and the officers, employees, representatives and agents of the Company at reasonable times, concerning matters pertaining to investment banking, business and financial operations, business and market development strategy, fiscal policy, and any other matter of importance concerning the business of the Company. Advisor may, at the request of the Company, assist in the preparation of written reports on financial, accounting or marketing matters, review financial information, analyze markets and business opportunities, develop short-term and long-term strategic business plans, and report to the Board on proposed acquisition, merger and investment opportunities. Advisor may provide liaison services to the Company with respect to the Company’s current or potential relationships with unaffiliated third parties. The services set forth in this paragraph shall be referred to herein in as “Financial Advisory Services”.

B.	Merger and Acquisition. Advisor shall be engaged to advise the Company with respect to mergers, acquisitions, sales and divestitures, including, without limitation, identification of counterparties, assessment and identification of reverse merger opportunities, approach and financial strategy, structure, evaluation, and assistance in negotiation and execution (“M&A Services”). The obligations of Advisor to perform M&A Services under this Agreement shall be limited to: (i) transactions that the Company requests Advisor’s M&A Services, which request is accepted by Advisor; or (ii) transactions that Advisor identifies and presents to the Company.

C.	Capital Formation. Advisor shall, on a best efforts basis, raise equity or debt capital for the Company in private placements or public offerings in such manner and amounts as determined by the Board in its sole discretion from time to time (“Capital Formation Services”). The obligations of Advisor to perform Capital Formation Services under this Agreement shall be limited to private placements and public offerings of equity or debt capital sourced by the Advisor that the Company and Advisor mutually agree are financially viable based on the terms and conditions proposed by the Board (“Qualifying Placement”).

The parties hereto acknowledge and agree that Advisor is not rendering legal advice or performing accounting or auditing services as part of the services provided under this Agreement. Advisor shall be free to provide services for other persons, which services shall not be deemed to be in conflict with the services to be performed by Advisor under this Agreement.

2.	Term. The term of this Agreement shall commence on the date of this Agreement and continue through December 31, 2005 or for such longer period as mutually agreed to by the parties in writing (the “Term”). However, either the Company or Advisor may terminate this Agreement with 30 days’ prior written notice to the other party. Notwithstanding anything contained herein to the contrary, the provisions of Section 3 (Compensation) and Section 6 (Indemnification) shall survive the termination and expiration of this Agreement.

3.	Compensation. As compensation for the services rendered by Advisor under this Agreement, the Company shall pay Advisor (or its designees) as follows. (Note: This agreement and the warrants to be issued under this section are subject to approval of the Electric City board of directors or an independent committee thereof):

A.	Financial Advisory Services. For the Financial Advisory Services rendered by Advisor, the Company shall pay Advisor a one-time, non-refundable retainer fee of $10,000 payable upon execution of this Agreement, and shall issue Advisor 30,000 warrants to purchase the Company’s common stock at 105% of the Average Closing Price (as defined herein) as of the date this Agreement is executed. Such warrants shall have a term of five years and contain cashless exercise provisions. Such warrants and the underlying common stock shall have piggyback registration rights.

B.	M&A Services. For any Transaction (as defined herein) that the Company requests Advisor to perform M&A Services or that Advisor identifies and presents to the Company (“Qualifying Transaction”), the Company shall pay Advisor a monthly retainer fee of $7,500 during such period that the Company is actively pursuing such Qualifying Transaction (“M&A Retainer Fees). First retainer to be paid at the end of September, 2004 for services rendered in September. For any Qualifying Transaction, which is consummated (i) during the Term hereof, or (ii) during the six-month period after termination or expiration of this Agreement, the Company agrees to pay Advisor a Success Fee (as defined herein) for each Qualifying Transaction. With respect to each Qualifying Transaction, the “Success Fee” shall be equal to 5% of the first five million dollars of Consideration (as defined herein), plus 2.50% of the next five million dollars of Consideration, plus 1.5% of the Consideration in excess of ten million dollars, but in no case will the Success Fee exceed $700,000, except in the event the Company completes a Qualifying Transaction with in which case the Success Fee will not exceed $2 million. The Success Fee shall be due and payable at the closing of the Qualifying Transaction. The Success Fee will be paid in cash or stock (not to exceed an amount mutually agreed to by the Company and Advisor) with any non-cash portion of the Success Fee being paid in the form of the Company’s common stock valued at 100% of the Average Closing Price as of the closing of the Qualifying Transaction. The common stock to be issued under this paragraph shall have piggyback registration rights. The Parties recognize and acknowledge that Transactions structured with other Companies (Selling or Buying Party) may involve such other company’s advisors and consultants or such other company’s own perspective on Success Fee structures and therefore, the Selling Party or other company may desire to reduce the Success Fee herein. Advisor agrees to use all reasonable efforts to cooperate on any restructuring or reduction of the Success Fee in order to not block or inhibit the ability of the Company to consummate such a Transaction.

C.	Capital Formation Services. For the Capital Formation Services rendered by Advisor, the Company shall pay Advisor a commission equal to 5% of the gross proceeds of any Qualifying Placement (“Commission”). Any Commission payable under this paragraph shall be paid at the closing of the Qualifying Placement out of escrow from the gross proceeds of the Qualifying Placement and out of escrow from the gross proceeds resulting from the exercise of any investment options upon exercise. In the event Company enters into a separate equity or debt placement agreement with a third party that is identified and presented by Advisor, the Company shall pay Advisor a commission equal to 1% of the gross proceeds from such placement if such placement is completed during the term of this Agreement or during the twelve-month period after termination or expiration of this Agreement. Advisor acknowledges that the Company is currently working with to raise capital and that the Advisor will not be entitled to a fee related to any capital raised by . In the event the Advisor and a third party are both entitled to a fee for the same capital raising transaction, Advisor agrees to reduce its fee such that the total combined fee of both parties does not exceed 6% of the gross proceeds from the transaction.

D.	Expense Reimbursement. The Company shall reimburse Advisor, on at least a monthly basis, for all reasonable and documented out-of-pocket expenses incurred by Advisor in connection with the services rendered under this Agreement. Any third party consulting expenses shall be approved in advance.

E.	Current Qualifying Transactions. As of the date of this Agreement, Company has engaged Advisory to work on the following opportunities:

Advisor and Company will confirm all specific engagement activities in writing as a modification to this section 3.E at all times.

4.	Definitions. For purposes of this Agreement:

A.	The term “Transaction” shall mean any transaction or series or combination of transactions, whereby, directly or indirectly, control of an interest in a company or any of its businesses or assets, other than in the ordinary course of business, is transferred to or by the Company or its affiliates for Consideration (as defined herein), including, without limitation, a sale or exchange of capital stock or assets, a merger or consolidation, a share exchange, a tender or exchange offer, a reorganization, a leveraged buyout, the formation of a joint venture, minority investment or partnership, or any similar transaction.

B.	The term “Average Closing Price” shall mean the average closing bid price of the Company’s common stock for the five trading days immediately preceding the applicable measurement date.

C.	The term “Consideration” shall mean the value of all cash, securities and other property paid by the Company or its affiliates to the selling party, or received by the Company or its shareholders, in connection with a Transaction. The value of such securities (whether debt or equity) or other property shall be determined as follows: (i) the value of the Company’s securities that are freely tradable in an established public market will be determined on the basis of 100% of the Average Closing Price as of the closing of the Transaction; (ii) the value of securities (other than the Company’s) that are freely tradable in an established public market will be determined by the last closing bid price prior to the closing of the Transaction; and (iii) the value of securities that are not freely tradable or have no established public market, or if the consideration utilized consists of property other than securities, the value of such other property shall be the value thereof as determined by the Transaction. Consideration shall also be deemed to include any indebtedness for borrowed money, including shareholder notes and guaranties, assumed by the acquiring entity or its affiliates in connection with the Transaction. Consideration shall also include all amounts placed in escrow and future contingent payments actually paid. Advisor’s fee to be paid tied to future Consideration will be paid upon release of such Consideration.

5.	Company Information. The Company shall furnish Advisor with all reasonable information and material requested or required by Advisor, including, without limitation, information concerning historical and projected financial results and possible and known litigation, environmental and other contingent liabilities of the Company. The Company also agrees to make available to Advisor such representatives of the Company, including, among others, directors, officers, employees, outside counsel and independent certified public accountants, as Advisor may reasonably request. The Company will promptly advise Advisor of any material changes in the Company’s business or finances. The Company represents and warrants that all information provided or made available to Advisor by the Company, at all times during the Term hereof, is and shall to its knowledge be complete and true in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements thereof not misleading in light of the circumstances under which such statements are made. The Company further represents and warrants that any projections provided to Advisor will have been prepared in good faith and will be based upon assumptions that, in light of the circumstances under which they are made, are reasonable. The Company acknowledges and agrees that in rendering its services hereunder Advisor will be using and relying on such information, without independent investigation, appraisal or verification of such information, as well as publicly available information, including, without limitation, any of the Company’s assets or those of any potential acquisition target.

6.	Indemnification. The Company agrees to indemnify and hold harmless Advisor, its affiliates and their respective officers, directors, members, partners, employees, agents and affiliates and control persons of any of the above (each an “Indemnified Person”) from and against all claims, liabilities, losses or damages (or actions in respect thereof) or other expenses that (a) are related to or arise out of (i) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, or (ii) actions taken or omitted to be taken by an Indemnified Person with the consent of or in conformity with the actions or omissions of the Company; or (b) are otherwise related to arise out of Advisor’s duly authorized activities on behalf of the Company. The Company shall not be responsible, however, for any losses, claims, damages, liabilities or expenses pursuant to the preceding sentence that are finally judicially determined to have resulted solely from Advisor’s or such other Indemnified Person’s negligence, reckless or wrongful conduct. The Company agrees to reimburse each Indemnified Person for all out-of-pocket expenses (including fees and expenses of counsel for such Indemnified Person) of such Indemnified Person in connection with investigating, preparing, conducting or defending any such action or claim, whether or not in connection with litigation in which any Indemnified Person is a named party, or in connection with enforcing the rights of an Indemnified Person under this Agreement. The indemnity agreements under this Section shall survive the completion of services rendered for Company by Advisor and the termination or expiration of this Agreement.

7.	Disclosure. Any financial or other advice, descriptive memoranda or other documentation rendered by Advisor pursuant to this Agreement may not be disclosed publicly or to any third party without the prior written approval of Advisor, except as required by law. All non-public information provided by the Company to Advisor will be considered confidential information and shall be maintained as such by Advisor, except as required by law or as required to enable Advisor to perform its services pursuant to this Agreement, until the same becomes known to third parties or the public without release thereof by Advisor.

8.	Miscellaneous.

A.	Before the Company releases any information referring to Advisor’s role as the Company’s financial advisor under this Agreement or uses Advisor’s name in a manner which may result in public dissemination thereof, the Company shall furnish drafts of all documents or prepared oral statements to Advisor for comments, and shall not release any information relating thereto without the prior written consent of Advisor. Nothing herein shall prevent the Company from releasing any information to the extent that such release is required by law. Advisor acknowledges that the Company will have to disclose the existence of this agreement as a related transaction in its public filings with the Security and Exchange Commission.

B.	The Company agrees that, following the consummation of any Qualifying Placement or Qualifying Transaction, Advisor shall have the right to place advertisements in financial and other newspapers and journals at its own expense, describing its services to the Company hereunder, provided that Advisor will submit a copy of any such advertisements to the Company for its prior approval, which approval shall not be unreasonably withheld.

C.	The Company represents and warrants that this Agreement has been duly authorized and represents the legal, valid, binding and enforceable obligation of the Company and that neither this Agreement nor the consummation of any transactions contemplated hereby requires the approval or consent of any governmental or regulatory agency or violates or conflicts with any law, regulation, contract or order binding the Company.

D.	The terms, provision and conditions of this Agreement are solely for the benefit of the Company and Advisor and the other Indemnified Persons and their respective heirs, successors and permitted assigns and no other person or entity shall acquire or have a right by virtue of this Agreement. This Agreement may not be assigned by the Company without prior written consent of Advisor.

E.	This Agreement (including all exhibits and any addenda or schedules attached hereto) contains the entire understanding and agreement between the parties hereto with respect to Advisor’s engagement hereunder, and all prior discussions are hereby merged into this Agreement.

F.	This Agreement shall be governed by and constructed under the laws of the State of Illinois without regard to such state’s conflicts of law principles, and may be amended, modified or supplemented only by written instrument executed by parties hereto. The parties hereto each hereby submits to the jurisdiction and venue of the federal courts located in the County of Cook, sitting in Chicago, Illinois, in connection with any dispute related to this Agreement or any placement, transaction or other matter contemplated hereby.

G.	In the event either party commences litigation against the other to enforce their rights under the terms and conditions of this Agreement, the prevailing party in such litigation shall be entitled to recover from the other their reasonable costs and attorneys’ fees incident to such litigation.

H.	The Company acknowledges that David R. Asplund, who controls Delano Group Securities, LLC, serves on the board of directors of the Company. The Company hereby waives any and all claims of conflicts of interest against Delano Group Securities, LLC arising from or with respect to the transactions contemplated hereby.

If the forgoing correctly sets forth the entire understanding and agreement between the Company and Advisor, please so indicate by executing this Agreement as indicated below and returning an executed copy to Advisor whereupon this Agreement shall constitute a binding agreement as of the date first above written. A telecopy of the signed original of this Agreement shall be sufficient to bind the parties whose signatures appear hereon.

     Very truly yours,

DELANO GROUP SECURITIES, LLC.
By:	/s/ David R. Asplund
David R. Asplund, President

ACKNOWLEDGED AND AGREED THIS THE 31st DAY OF August, 2004.

By: Electric City Corporation

Name:	/s/ John Mitola

John Mitola

Title: Chief Executive Officer